Exhibit 99.3

THE MARCUS CORPORATION ANNOUNCES LAUNCH OF $87 MILLION CONVERTIBLE SENIOR NOTES OFFERING

Milwaukee, September 17, 2020 … The Marcus Corporation (NYSE: MCS) (the “Company”) announced today that it intends to offer (the “Offering”), subject to market conditions and other factors, $87 million aggregate principal amount of convertible senior notes due 2025 (the “Notes”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also intends to grant the initial purchasers of the Notes an option to purchase, within a thirteen-day period beginning on, and including, the date the Company first issues the Notes, up to an additional approximately $13 million aggregate principal amount of the Notes.

The Notes will be senior unsecured obligations of the Company and will accrue interest payable semiannually in arrears. The Notes will mature on September 15, 2025, unless earlier repurchased or converted. Prior to March 15, 2025, the Notes will be convertible at the option of the holders only during certain periods and upon satisfaction of certain conditions. On or after March 15, 2025, the Notes will be convertible at the option of the holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Notes may be settled, at the Company’s election, in cash, shares of the Company’s common stock or a combination thereof. The interest rate, conversion rate and other terms of the Notes will be determined at the time of pricing of the Notes.

The Company intends to use a portion of the net proceeds of the Offering to pay the cost of the capped call transactions described below. If the initial purchasers exercise their option to purchase additional Notes, the Company intends to use a portion of the net proceeds from the sale of the additional Notes to pay the cost of entering into additional capped call transactions. The Company intends to use the remaining net proceeds from the Offering to repay amounts under its revolving credit facility to the extent the net proceeds from the Offering exceed certain repayment covenant thresholds under its credit agreement and for general corporate purposes, which may include repaying additional amounts under the Company’s revolving credit facility.

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In connection with the pricing of the Notes, the Company expects to enter into privately negotiated capped call transactions with certain of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “capped call counterparties”). The capped call transactions are expected generally to reduce the potential dilution to the Company’s common stock upon any conversion of Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of such converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The strike price and cap price of the capped call transactions and the premium paid will be determined at the time of pricing of the Notes. If the initial purchasers exercise their option to purchase additional Notes, the Company expects to enter into additional capped call transactions with the capped call counterparties.

In connection with establishing their initial hedges of the capped call transactions, the capped call counterparties have advised the Company that they and/or their respective affiliates expect to enter into various derivative transactions with respect to the Company’s common stock and/or purchase shares of the Company’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the Notes concurrently with, or shortly after, the pricing of the Notes.

In addition, the capped call counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to the Company’s common stock and/or purchasing or selling the Company’s common stock or other securities of the Company in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes. This activity could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the Notes, which could affect the ability of noteholders to convert the Notes, and, to the extent the activity occurs following conversion or during any observation period related to a conversion of the Notes, it could affect the number of shares of the Company’s common stock and value of the consideration that noteholders will receive upon conversion of the Notes.

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The Notes and any shares of the Company’s common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the rules promulgated thereunder and applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any Notes or shares of the Company’s common stock, nor shall there be any offer, solicitation or sale of notes or such common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Offering may be made only by means of an offering memorandum.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,110 screens at 91 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The Company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in eight states.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements concerning the proposed terms of the Notes and the capped call transactions, the completion, timing and size of the proposed Offering and capped call and the anticipated use of proceeds from the Offering. Forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. These statements involve risks and uncertainties that could cause actual results to differ materially from those that we expect. For information about other potential factors that could affect the Company’s business and financial results, please review the “Risk Factors” described in the Company’s Annual Report on Form 10-K for the year ended December 26, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 25, 2020 filed with the Securities and Exchange Commission (the “SEC”) and in the Company’s other filings with the SEC.. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

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